UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

CERBCO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16749	54-1448835
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1419 Forest Drive, Suite 209,

Annapolis, Maryland 21403

(Address of principal executive offices and Zip Code)

443-482-3374

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement; and

Item 1.02 Termination of a Material Definitive Agreement

Material Terms of Definitive Agreements

On February 28, 2005, the board of directors of CERBCO, Inc. (the “Company”) authorized the execution on behalf of the Company of a Settlement and Retention Agreement (an “Agreement”) with each of George Wm. Erikson, the Company’s Chairman and General Counsel, Robert W. Erikson, the Company’s President, and Robert F. Hartman, the Company’s Vice President and Chief Financial Officer (each an “Executive”). The Agreements resolve previously disclosed claims regarding amounts payable to them under Supplemental Executive Retirement Income Agreements (each, a SERP). The material terms of the Agreements are set forth below. The description below is qualified in its entirety by reference to the Agreements, each of which is attached hereto as an exhibit and incorporated by reference herein.

The Agreements provide for the termination of the SERPs on February 28, 2005, the payment within 90 days thereof of a lump sum settlement amount (the “SERP Payment”), and the payment of certain retention incentives and certain severance benefits. The SERP Payment will be calculated by independent actuaries. In addition, the Agreements include noncompetition and nonsolicitation provisions and the Executives are required to execute a release of certain claims in order to receive the payments.

On the date of payment of the SERP Payment, the Company will also pay each Executive a lump sum amount (the “Make-Up Payment”) equal to the amount by which the aggregate of the SERP Annuity Payments (as defined in the Agreement) exceed the SERP Payment, calculated on the basis of certain assumptions set forth in the Agreement.

If the SERP Payment and Make-Up Payment were determined at December 31, 2004, those amounts would be $1,692,212 and $209,500, respectively, for George Erikson, and $1,206,173 and $178,804, respectively, for Robert Erikson and $189,307 and $29,112 respectively for Robert Hartman.

Robert Erikson will receive an additional payment of $100,000 on the date of payment of the SERP Payment, in consideration of his efforts in effectuating the sale of substantially all of the operating assets of the Company’s subsidiary, INEI Corporation (“INEI”) and all of INEI’s material real property.

In the event that the stockholders of the Company approve a dissolution of the Company, Messrs George Erikson, Robert Erikson and Robert Hartman will receive a “Stay Bonus” of $50,000, $50,000 and $25,000, respectively, after the Executive signs a Release of Employment Claims in the period provided in the Agreement. On the date that the Company makes an initial liquidating distribution to the Company’s stockholders Messrs. George and Robert Erikson will each receive a severance payment of $212,000 in a lump sum and Mr. Hartman will receive a lump sum severance payment equal to the sum of (x) $12,000, plus (y) 12 times the amount of the Monthly Health Coverage Payment (as defined in the Agreement). As of February 28, 2005, George Erikson and Robert Erikson are not entitled to any other salary or other compensation. If the stockholders of the Company approve the dissolution of the Company, Mr. Hartman will receive a monthly salary of $1,000 for the ten month period beginning March 1, 2005 and ending December 31, 2005; provided that if, prior to January 1, 2006, he shall cease receiving salary payments from INEI, then his monthly salary will be $3,000

An Agreement may be terminated upon certain conditions including termination by either party to the Agreement. If the Board of Directors terminates the Agreement without cause (as defined in the Agreement), the Executive will receive the Stay Bonus and the severance payment subject to certain conditions set forth in the Agreement. If the agreement is terminated as a result of the death or total disability (as defined in the Agreement) of the Executive, the Executive will not receive the Stay Bonus but will receive the severance payment subject to conditions set forth in the Agreement.

Material Terms of Terminated Agreements

The SERP for each of the Executives, which agreements were terminated as of February 28, 2005, provided for certain payments based on a percentage of the Executive’s final monthly salary, payable monthly for the Executive’s life, upon reaching age 62 or upon his later retirement. George Erikson’s annual annuity payment under the SERP would have been $139,166. Robert Erikson’s annual annuity payment under the SERP would have been $110,890. Robert Hartman’s annual annuity payment under the SERP would have been $17,952. The SERPs also provided for certain death benefit payments. Mr. Hartman also was a party to a severance agreement with the Company whereby, in the event of a change in control of Company and the subsequent termination of his employment by the Company, he was entitled to receive payment of one year’s base salary and annual bonus, if any. This agreement also was terminated as of February 28, 2005.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and George Wm. Erikson

10.2	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and Robert W. Erikson

10.3	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and Robert F. Hartman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2005	CERBCO, INC.

	By:	/s/ George Wm. Erikson George Wm. Erikson Chairman

Exhibit Index

Exhibit No.	Description
10.1	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and George Wm. Erikson

10.2	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and Robert W. Erikson

10.3	Settlement and Retention Agreement dated as of February 28, 2005 by and between the Registrant and Robert F. Hartman